Camber Energy, Inc. 8-K

Exhibit 2.3

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (this “Agreement”) is made and entered into on September 24, 2018, to be effective for all purposes as of the 14th day of September 2018 (the “Effective Date”), by and between N&B Energy, LLC, a Texas limited liability company (“Purchaser”), Camber Energy, Inc., a Nevada corporation (“Seller”), and CE Operating, LLC, an Oklahoma limited liability company, the wholly-owned subsidiary of Seller (“CE Operating”) each a “Party” and collectively the “Parties.”

W I T N E S S E T H:

WHEREAS, on July 12, 2018, Purchaser and Seller entered into an Asset Purchase Agreement[1], which was amended on August 2, 2018, by the entry into a First Amendment to Asset Purchase Agreement[2] (the Asset Purchase Agreement as amended and modified to date, the “Purchase Agreement”), pursuant to which the Purchaser agreed to purchase from the Seller, certain assets of Seller, as described in greater detail in the Purchase Agreement (collectively, the “Assets”);

WHEREAS, certain of the Assets are held in the name of CE Operating and for the sake of clarity and abundance of caution, the Purchaser and Seller desire for CE Operating to become a party to the Purchase Agreement; and

WHEREAS, the Parties now desire to enter into this Agreement to amend the Purchase Agreement pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other good and valuable consideration, which consideration the Parties hereby acknowledge and confirm the receipt and sufficiency thereof, the Parties hereto agree as follows:

1.

Amendments to Purchase Agreement. Effective for all purposes as of the Effective Date:

a.	All of the representations of the Seller in the Purchase Agreement relating to portions of the Assets held in the name of CE Operating shall be deemed made by CE Operating and not Seller and CE Operating shall be deemed a party to the Purchase Agreement, solely in order to make such representations.

b.	Section 8.1(b) of the Purchase Agreement is amended and restated to read as follows:

“(b)

by either the Purchaser, on the one hand, or the Seller on the other hand, in each case with one (1) days prior written notice, if the Closing shall have not been consummated by September 26, 2018 (the “Required Closing Date”), or such other date as the Purchaser and the Seller shall agree upon in writing; provided, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.1(b) if Purchaser is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date, and the Seller may not terminate this Agreement pursuant to this Section 8.1(b) if Seller is in material breach of this Agreement and such breach is the principal cause for the failure of the Closing to not have occurred by such date;”

1 https://www.sec.gov/Archives/edgar/data/1309082/000158069518000360/ex2-1.htm

2 https://www.sec.gov/Archives/edgar/data/1309082/000158069518000382/ex2-2.htm

Second Amendment to Asset Purchase Agreement	Page 1 of 3

2.

Effect of Agreement. Upon the effectiveness of this Agreement, each reference in the Purchase Agreement to “Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to such Purchase Agreement as modified or amended hereby. Except as specifically modified or amended herein, the Purchase Agreement and the terms and conditions thereof shall remain in full force and effect.

3.

Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Remainder of page left intentionally blank. Signature page follows.]

Second Amendment to Asset Purchase Agreement	Page 2 of 3

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered as of the date set forth on the first page hereof to be effective as of the Effective Date.

“PURCHASER”

N&B ENERGY, LLC

“SELLER”

CAMBER ENERGY, INC.

Louis G. Schott
Interim Chief Executive Officer

“CE OPERATING”

CE OPERATING, LLC

By: Camber Energy, Inc., its Manager

Louis G. Schott
Interim Chief Executive Officer

Second Amendment to Asset Purchase Agreement	Page 3 of 3